EXHIBIT 10.5
FIRST AMENDMENT TO THE
FLOWERS FOODS, INC.
ANNUAL EXECUTIVE BONUS PLAN
     This Amendment is made to the Flowers Foods, Inc. Annual Executive Bonus Plan (the “Plan”) to be effective February 4, 2008. This Amendment was authorized by the Compensation Committee of the Board of Directors of Flowers Foods, Inc. (the “Company”), on February 7, 2008, pursuant to the provisions of Section 9 of the Plan.
     The following is added to the Plan as Section 11:
“11.      Recoupment.   In the event the Compensation Committee has reliable evidence of knowing misconduct by an Executive Participant that resulted in the incorrect overstatement of the Company’s earnings or other financial measurements which were taken into consideration with respect to EBITDA Goals, and the Executive Participant received a Bonus pursuant to this Plan as a result of such overstatement, the Compensation Committee shall require that the Executive Participant reimburse the Company or forfeit, as applicable, the full amount of any Bonuses paid pursuant to this Plan that resulted from such overstatement. For the purposes of this paragraph 11, “Executive Participant” shall mean any Participant who has also received an award at any time pursuant to the terms of the Company’s 2001 Equity and Performance Incentive Plan, as amended. This provision shall not apply to any Bonuses paid pursuant to this Plan for measurement periods prior to 2008. The remedy specified in this paragraph 11 shall not be exclusive, and shall be in addition to every other right or remedy at law or in equity that may be available to the Company.”
     The remaining provisions of the Plan are hereby ratified and confirmed.
     IN WITNESS WHEREOF, the Company has caused this Amendment to be executed as of the day and year first above stated.

FLOWERS FOODS, INC.
By:	/s/ R. Steve Kinsey
R. Steve Kinsey
Title:	Sr. Vice President and Chief Financial Officer